PRACTUS

JOHN H. LIVELY, Managing Partner

john.lively@practus.com

11300 Tomahawk Creek Pkwy., Suite 310

Leawood, KS 66211

(913) 660-0778

March 26, 2026

Capital Management Investment Trust
60 Broad Street, 39th Floor
New York, New York 10004

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Statement of Additional Information for the Wellington Shields All-Cap Fund, a series of the Capital Management Investment Trust (the “Trust”), which is included in Post-Effective Amendment No. 57 to the Registration Statement under the Securities Act of 1933, as amended (No. 033-85242), and Amendment No. 58 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-08822), on Form N-1A of the Trust.

Sincerely,

/s/ John H. Lively

John H. Lively